NEWS RELEASE

CONTACTS: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com	Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com
FOR IMMEDIATE RELEASE
UNITED STATES STEEL ISSUES STATEMENT ON INCIDENT AT GREAT LAKES WORKS

PITTSBURGH, August 1, 2017 - United States Steel Corporation (NYSE: X) issued the following statement regarding an incident at U. S. Steel’s Great Lakes Works facility in Ecorse and River Rouge, Michigan.
The company’s statement follows:
“Earlier today, there was an incident at U. S. Steel’s Great Lakes Works in the facility’s Hot Strip Mill.

“Five employees were transported to local hospitals for treatment. Two remain hospitalized at this time. One employee was treated and released at the plant’s on-site medical care facility. Due to privacy laws, we cannot provide any additional information about the employees who were injured or their conditions.

“At this time, the scene is secure and all other employees have been accounted for. Operations at the Hot Strip Mill remain down, but additional operations at Great Lakes Works have not been affected. We do not anticipate any impact on customer shipments as we have additional Hot Strip Mill capacity at other domestic U. S. Steel facilities, if needed.

“An investigation into the incident is underway, and we will work closely with the United Steelworkers and relevant government agencies throughout the process. We have also activated our Employee Assistance Program to offer its services to the injured employees and their families, as well as the coworkers of those injured.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

“No further details regarding the incident are available at this time. Our thoughts are with our injured employees, their families and their coworkers at Great Lakes Works.”
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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 300 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com